Exhibit 99.1

N e w s R e l e a s e

Contacts:

At InSight:

Steven T. Plochocki

President & CEO

949-282-6000

Brian G. Drazba

Executive Vice President & CFO

949-282-6000

INSIGHT HEALTH SERVICES HOLDINGS CORP. ANNOUNCES EXECUTION OF

AGREEMENT TO PURCHASE 22 DIAGNOSTIC IMAGING CENTERS

LAKE FOREST, CALIFORNIA, February 13, 2004 – InSight Health Services Holdings Corp. (“InSight”) today announced that one of its wholly-owned subsidiaries has entered into a stock purchase agreement with Cardinal Health, Inc. to acquire twenty-two (22) diagnostic imaging centers located in California, Arizona, Texas, Kansas, Pennsylvania and Virginia.  Cardinal Health initially acquired the centers in its acquisition of Syncor International Corporation.

Under the stock purchase agreement InSight’s wholly-owned subsidiary will acquire all of the stock of an indirect wholly-owned subsidiary of Cardinal Health, Comprehensive Medical Imaging, Inc. (“CMI”) and its subsidiaries. The aggregate purchase price is approximately $48.3 million, which includes approximately $35.6 million to be paid to the seller and $12.7 million for the payment of debt and transaction costs.  InSight intends to use its existing credit facilities and additional debt financing to fund the purchase price and future capital expenditures related to the acquisition.  InSight expects to complete the acquisition by March 31, 2004.  Completion of this acquisition is subject to standard closing conditions, including lender consent.

Steven T. Plochocki, InSight’s President and Chief Executive Officer noted, “This acquisition will add 22 imaging centers and approximately 300 talented people primarily in three of our core markets. After this acquisition closes, InSight will have completed three acquisitions during the past 12 months to establish an imaging company with approximately 2,300 employees, 114 fixed site imaging centers, and 117 mobile facilities serving patients in 33 states.”

Brian G. Drazba, InSight’s Executive Vice President and Chief Financial Officer commented, “Unaudited financial information for the nine months ended September 30, 2003 provided by CMI indicates that CMI reported revenues of approximately $37.8 million and net income of approximately $4.8 million.  We expect the acquired CMI operations to contribute approximately $4.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter year ended June 30, 2004.”  A reconciliation of estimated net income to estimated EBITDA is as follows (in millions):

Quarter Ended June 30, 2004

Estimated net income	$0.7
Estimated provision for income taxes	0.4
Estimated interest expense	0.5
Estimated depreciation and amortization	2.4
Estimated EBITDA	$4.0

The above amounts are based on many estimates which may be subject to adjustments in connection with the audit of year end results. The inclusion of these estimates should not be regarded as an indication that InSight considers these estimates to be a reliable prediction of actual results. Actual results may differ materially from those expressed or implied. InSight does not intend to update or otherwise revise these estimates to reflect circumstances existing after the date when made or to reflect the occurrence of future events if any or all of the assumptions underlying these estimates are shown to be in error.

These estimates were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding estimates or forecasts. These forward-looking statements are subject to significant contingencies and uncertainties that could cause actual results to differ materially from these estimates. There can be no assurance that the assumptions made in preparing these estimates or the estimates themselves will prove to be accurate.  Actual results may be materially different than those contained in these estimates.

About InSight

Lake Forest, Calif.-based, InSight is a privately held provider of diagnostic imaging and related management services.  InSight serves managed care entities, hospitals and other contractual customers from 209 fixed and mobile locations across 33 states.  During the past three years, the company has received a dozen different awards recognizing its growth, performance, management and business practices.  For more information, please visit www.insighthealth.com.

Forward-Looking Statements

Certain statements in this press release, particularly those of Mr. Plochocki and Mr. Drazba, and statements about the expected EBITDA contribution of CMI for the fourth quarter of fiscal 2004, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which are usually preceded by words like believe, expect, plan, intend, will and the like, include statements regarding the expected EBITDA contribution of CMI for the fourth quarter of fiscal 2004 and any other statements that necessarily depend on future events.  These forward-looking statements reflect management’s expectations and are based upon currently available information.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of InSight to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: availability of financing to consummate the acquisition; obtaining the necessary lender approval to consummate the acquisition; conditions within the healthcare environment; limitations and delays in reimbursement by third party payors; adverse utilization trends for certain diagnostic imaging procedures; the potential for rapid and significant changes in technology and their effect on InSight’s operations; operating, legal, governmental and regulatory risks; economic, political and competitive forces affecting InSight’s business; contract renewals; financial stability of InSight’s customers; market competition; and InSight’s ability to successfully integrate acquisitions.  These and other factors affecting InSight are discussed in more detail in InSight’s reports filed with the Securities and Exchange Commission, including without limitation InSight’s most recent annual report on Form 10-K and any quarterly reports on Form 10-Q filed after that annual report.  Copies of these filings are available from InSight upon request.

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